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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earning (Loss) per Share and
                    Fully Diluted Earnings (Loss) per Share





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                                                                   EXHIBIT 11.0


EPL TECHNOLOGIES, INC. AND SUBSIDIARIES

COMPUTATION OF LOSS PER COMMON SHARE AND
FULLY DILUTED LOSS PER COMMON SHARE

(in thousands except per share data)
- - --------------------------------------------------------------------------------

                                                           Six Months Ended June 30,   Three Months Ended June 30,
                                                              1996         1995         1996           1995
                                                           ---------     --------    ---------     -----------
Net Loss                                                    $(2,177)     $(1,654)     $ (1,242)      $  (857)

Deduct effect of 10% cumulative preferred dividend              137          161            66            80
                                                            -------      -------      --------       -------
Adjusted net loss for loss per share computation            $(2,314)     $(1,815)     $ (1,308)      $  (937)
                                                            =======      =======      ========       =======

Weighted average number of common shares outstanding         14,256        7,744        14,256         7,804
                                                            =======      =======      ========       =======

Primary loss per share                                      $ (0.16)     $ (0.23)     $  (0.09)      $ (0.12)
                                                            =======      =======      ========       =======

Net loss for fully diluted loss per share computation       $(2,177)     $(1,654)     $ (1,242)      $  (857)
                                                            =======      =======      ========       =======

Weighted average number of common shares outstanding         14,256        7,744        14,256         7,804

Common share equivalent applicable to:
   Series A, convertible preferred stock                      3,614        4,280         3,469         4,253
   Series A, warrants                                           254          330           251           330
   Other warrants                                               842        1,375           155         1,375
   Stock options outstanding                                  2,295        1,181         2,454         1,362
                                                            -------      -------      --------       -------
Weighted average number of common shares and
   common share equivalents used to compute fully
   diluted loss per share                                    21,261       14,910        20,585        15,124
                                                            =======      =======      ========       =======

Fully diluted loss per share                                $ (0.10)     $ (0.11)     $  (0.06)      $ (0.06)
                                                            =======      =======      ========       =======